Exhibit 99.1

Contacts: Elise Eberwein
480/693-5574

FOR IMMEDIATE RELEASE: Wednesday, Sept. 15, 2004

AMERICA WEST ANNOUNCES REFINANCED TERM LOAN

     PHOENIX—America West Airlines (NYSE: AWA), a wholly owned subsidiary of America West Holdings Corporation, today announced it has entered into an agreement to refinance its existing term loan with Mizuho Corporate Bank, Ltd. and certain other lenders. The airline, which entered into the new term loan agreements with General Electric Capital Corporation (GECC) on Sept. 10, 2004, raised $111 million in the transaction, of which approximately $77 million was used to repay in full its existing term loan and to pay certain costs associated with the transaction. The remaining proceeds, approximately $34 million, will be used for general corporate purposes. The airline also filed additional information about these new term loans on Form 8-K with the Securities and Exchange Commission.

     America West’s Chief Financial Officer Derek Kerr stated, “We are extremely pleased to enter into this transaction, which provides additional liquidity, extends debt maturity and frees up collateral. Today’s transaction underscores the market’s confidence in our business plan and our future, and helps position America West for future market opportunities, should they arise.”

     The airline’s new term loans are secured with the same spare parts, rotables and aircraft engines that secured the Mizuho term loan. The airline’s maintenance hangar in Phoenix, Ariz., which also secured the Mizuho loan, is not part of the collateral for the new transaction. Payments on the new term loans begin in March 2006 and run through 2010. As a result, America West has increased its current cash position and reduced its scheduled loan principal amortizations in 2005, 2006 and 2007 by $30 million, $25 million and $6 million, respectively.

     America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines is the nation’s second largest low-cost carrier with 13,000 employees serving 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. The forward-looking statements include the statements regarding our liquidity, debt maturities and principal amortization schedule. These statements are based on the assumption that the new term loans will not require prepayment prior to their scheduled maturities and on current projections of America West’s liquidity. In addition, these forward-looking statements are subject to general risks and uncertainties applicable to America West and its financial and operational performance, including, but not limited to, the duration and extent of the current soft economic conditions; the impact of global instability including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

-AWA-